Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Seagen Inc.

(Exact name of registrant as specified in its charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, reserved for issuance under the Amended and Restated 2007 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	5,190,000	$193.49	$1,004,213,100	$110.20 per $1,000,000	$110,664.29

Total Offering Amounts					$1,004,213,100		$110,664.29

Total Fee Offsets(3)

Net Fee Due							$110,664.29

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based on $193.49 which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market on July 26, 2023.

(3)	The Registrant does not have any fee offsets.